Exhibit (h)(4)

AMENDMENT

TO THE AGENCY SERVICES AGREEMENT

THIS AMENDMENT (this “Amendment”) is made and effective as of September 9, 2019 by and between FlexShares Trust, severally and for and on behalf of each Fund (as defined in the Agreement), and JPMorgan Chase Bank, N.A. (“J.P. Morgan”), to the Agency Services Agreement dated August 19, 2011, as amended, between such parties (the “Agreement”).

WHEREAS, FlexShares Trust and J.P. Morgan entered into the Agreement pursuant to which J.P. Morgan was appointed to provide agency services, and the parties now wish to amend the Agreement to expand the scope of services therein.

NOW, THEREFORE in consideration of the mutual agreements contained herein, FlexShares Trust and J.P. Morgan agree as follows:

1.	Terms defined in the Agreement shall, save to the extent that the context otherwise requires, bear the same respective meanings in this Amendment.

2.	The Agreement shall be amended as follows:

(a) The attached hereto Schedule C - Order Taking Services shall be and hereby is added to the Agreement as Schedule C thereto;

(b) The definition of “Order Taker” in Section 1 of the Agreement shall be and is hereby deleted in its entirety and replaced with the following:

“Order Taker: means J.P. Morgan acting in the capacity as order taker of the Funds.”

(c) Section 5 (SERVICES PROVIDED) of the Agreement shall be and is hereby deleted in its entirety and replaced with the following:

  “5. SERVICES PROVIDED.

J.P. Morgan shall provide the following services subject to the control, direction and supervision of the Board and its designated agents and in compliance with the objectives, policies and limitations set forth in the Trust’s Registration Statement, charter document and by-laws; Applicable Laws and regulations; and all resolutions and policies adopted by the Board:

(i)	Transfer Agency Services described in Schedule A to this Agreement;

(ii)	Index Receipt Agent Services described in Schedule B to this Agreement;

(iii)	Order Taking Services described in Schedule C to this Agreement; and

(iv)	such other services in connection with ETF Shares as the parties may mutually agree in writing.”

3.	Schedule B (Index Receipt Agent Services and related custody Services for ETF Series) is hereby deleted in its entirety and replaced with Schedule B attached hereto

4.

Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms. The parties agree to abide by the duties and obligations of the new Schedule C to the Agreement to the same extent as all other terms of the Agreement.

5.

Each party represents to the other parties that all representations contained in the Agreement are true and accurate as of the date of this Amendment, and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

6.

This Amendment may be executed in two or more counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. This Amendment supersedes all prior agreements and understandings relating to the subject matter hereof. References to the Agreement shall be to the Agreement as amended by this Amendment.

THIS AMENDMENT WILL BE CONSTRUED, REGULATED, AND ADMINISTERED UNDER THE LAWS OF THE UNITED STATES OR STATE OF NEW YORK, AS APPLICABLE, WITHOUT REGARD TO NEW YORK’S PRINCIPLES REGARDING CONFLICT OF LAWS, EXCEPT THAT THE FOREGOING SHALL NOT REDUCE ANY STATUTORY RIGHT TO CHOOSE NEW YORK LAW OR FORUM.

[signature page follows]

IN WITNESS WHEREOF, FlexShares Trust and J.P. Morgan have caused their names to be signed by their respective officers thereunto duly authorized, in each case, as of the date first above written.

FLEXSHARES TRUST

By: /s/ Peter K. Ewing
Name: Peter K. Ewing
Title: President

JPMORGAN CHASE BANK, N.A.

By: /s/ Greg Cook
Name: Greg Cook
Title: Executive Director

SCHEDULE B

AGENCY SERVICES AGREEMENT

INDEX RECEIPT AGENT SERVICES

AND RELATED CUSTODY SERVICES FOR ETF SERIES

Following are the Index Receipt Agent services that shall be provided by J.P. Morgan for the Trust in respect of each Fund and their respective ETF Series. J.P. Morgan shall perform these services as Index Receipt Agent in conjunction with the custody services that are currently provided by J.P. Morgan, as Custodian, to each Fund under the terms of the Custody Agreement. J.P. Morgan shall be entitled to all the protective provisions in the Custody Agreement in respect of its duties and its performance as Index Receipt Agent and Custodian for the settlement of creations and redemptions of Creation Units of each ETF Series. If there are any inconsistencies between the terms of the Custody Agreement and the terms herein with respect to processing, clearance and the settlement of creation and redemption orders for ETF Shares of each ETF Series the terms herein shall govern. Unless otherwise defined in this Schedule B, defined terms will have the same meaning as set forth in Section I of this Agreement.

A.	Index Receipt Agent Services.

1.

J.P. Morgan, with the assistance of the Trust, shall make application to NSCC to be the Index Receipt Agent on behalf of the Trust and each ETF Series for the processing, clearance and the settlement of creation and redemption orders for ETF Shares of each ETF Series and Creation Deposits through the facilities of NSCC and DTC. The forgoing shall only applicable to US domestic ETFs that maintain DTC eligible baskets of securities. US domestic ETFs that maintain non-DTC eligible baskets of securities and US domiciled global ETFs will be processed via proprietary ETF servicing modules. However, J.P. Morgan shall continue to deliver the Portfolio Composition Files to the NSCC for further dissemination to market participants.

2.

The Distributor, on behalf of the Trust, shall enter into an Authorized Participant Agreement with each Authorized Participant, which shall be delivered to the J.P. Morgan and which J.P. Morgan, in its capacity as Index Receipt Agent, shall acknowledge.

3.

In connection with the procedures that may be established from time to time between J.P. Morgan and the Trust on behalf of each ETF Series for the processing, clearance and settlement of the creation and redemption of Creation Units through the Clearing Process, J.P. Morgan shall:

(a)     (i) receive from the Investment Adviser daily, a computer generated file that is in form and substance acceptable to NSCC containing a list of the Deposit Securities (if applicable) for each ETF Series, (ii) receive from the Order Taker daily, a computer generated file that is in form and substance acceptable to NSCC containing the Balancing Amount and the Transaction Fee for each ETF Series and (iii) transmit both files (referenced in subparagraphs (i) and (ii) herein) as received to NSCC;

(b)     receive from the Order Taker on each trade date a computer generated file that is in form and substance acceptable to NSCC and that contains creation orders from Authorized Participants that have been accepted by the Distributor on behalf of the Trust and each ETF Series, for the creation of Creation Units against delivery of Deposit Securities and a Cash Component; transmit the file of creation orders as received from the Order Taker to NSCC; receive back from NSCC the file of creation orders enhanced with NSCC generated prices for the Deposit Securities contained in the file and deliver the enhanced file to Custodian for settlement; and, pursuant to such creation orders, instruct the Transfer Agent to create the appropriate number of ETF Shares of the applicable ETF Series for deposit to the Custodian’s DTC Participant Account;

(c)     receive from the Order Taker on each trade date a computer generated file that is in form and substance acceptable to NSCC and that contains redemption orders from Authorized Participants that have been accepted by the Distributor on behalf of the Trust for each ETF Series; transmit the file of redemption orders as received from the Order Taker to NSCC; receive back from NSCC the file of redemption orders enhanced with NSCC generated prices for the Redemption Securities contained in the file and deliver the enhanced file to Custodian for settlement; and, pursuant to such redemption orders, instruct the Transfer Agent to redeem the appropriate number of ETF Shares of the applicable ETF Series in Creation Units and reduce the account of the Shareholder accordingly; and

(d)     at the appropriate times, cause to be paid over to Authorized Participants Balancing Amounts on the creation or redemption of Creation Units, as instructed by the Order Taker or the Trust on behalf of each ETF Series.

4.

The Trust understands and agrees that all risk associated with the processing, clearance and settlement of the creation and redemption of ETF Shares, Deposit Securities and Redemption Securities and cash through the Clearing Process shall be that of the Trust and each ETF Series irrespective of whether in effecting such creations and redemptions for the Trust on behalf of each ETF Series through the Clearing Process, J.P. Morgan, as a member of NSCC, is acting as principal or as agent; and, in respect hereof, the Trust and each ETF Series, shall be bound by all the rules and procedures of NSCC and DTC as though it were the member or participant of such clearing and settlement systems.

B.	Outside the Clearing Process.

1.	The following transactions shall be handled Outside the Clearing Process:

(i)

any creation or redemption of Creation Units that the Trust, its Distributor or another authorized agent shall instruct J.P. Morgan to settle Outside the Clearing Process; J.P. Morgan will set up ETFs for processing, clearing and settlement within the Clearing Process or Outside of the Clearing Process. This set up is not subject to change on an ad hoc basis; and

(ii)

any security create that is part of a Creation Deposit or redemption of Creation Units and that according to NSCC rules is deemed to be ineligible for the Clearing Process, including securities that are not eligible to be settled through DTC.

2.

All such transactions shall be effected by J.P. Morgan on a delivery-versus-payment and receive-versus-payment basis through DTC and according to DTC’s rules, and the Trust or the ETF Series shall provide to J.P. Morgan the information and terms that are necessary to settle each transaction, including the cash value of each security settlement, unless the Trust’s or the ETF Series’ Instruction is that delivery is to be made free of payment; provided, however, that any security that is not DTC eligible shall be settled as a window delivery pursuant to street practice. All such transactions shall be effected by J.P. Morgan as Custodian and subject to the terms of the Custody Agreement. US fixed income securities that are not DTC eligible will be settled free of payment via the Fed or similar US clearing structure. Foreign equity and fixed income securities will be settled locally free of payment.

3.

The Trust recognizes that fails to receive (including partial fails) may occur from time to time with respect to one or more of the security creates in a basket of Deposit Securities settled outside the Clearing Process, including but not exclusive to non-DTC eligible domestic ETFs, US-domiciled global fixed income ETFs and US-domiciled global equity ETFs. The Trust acknowledges and agrees that, whenever a fail to receive shall occur on a settlement date, J.P. Morgan will make available to the Trust a report that details such fails to receive and their value. The Trust will in turn instruct the necessary parties about the required collateral that will be delivered to J.P. Morgan by an Authorized Participant. J.P.Morgan will maintain a separate account that will be used for receipt of such collateral.

C.	Settlement of Cash Component.

Any Cash Component to a particular transaction shall be handled over the funds transfer wire (Fedwire) or as part of J.P. Morgan’s overall daily net cash settlement at DTC.

D.	Creation Deposits through the Clearing Process: Allocation of Fails; Posting of Accounts.

1.

The Trust recognizes that fails to receive (including partial fails) may occur from time to time with respect to one or more of the security creates in a basket of Deposit Securities settled through the Clearing Process. The Trust acknowledges and agrees that, whenever a fail to receive shall occur on a settlement date, J.P. Morgan shall book to a single control account maintained for all funds for which J.P. Morgan provides Index Receipt Agent services (the “Control Account”), the quantity of the security that it failed to receive (each such fail a “short receive position”) and the cash value of that short position that it receives from NSCC (and that NSCC, pursuant to its rules, marks to market daily) pending settlement. J.P. Morgan shall not post to any ETF Series account any cash that it receives from NSCC on a short receive position pending settlement.

J.P. Morgan shall make available to the Trust a daily listing of all short receive positions that are in the Control Account and that relate to any ETF Series. J.P. Morgan will allocate daily, on a pro-rata or other basis deemed by it to be fair and equitable, short receive positions in the same security that is common to the securities accounts of such ETF Series and to the securities accounts of such other funds for which J.P. Morgan is acting as Index Receipt Agent. The Trust agrees that any such allocation shall be conclusive on the Trust and the affected ETF Series. When the Deposit Securities that are subject of the short receive positions are received by J.P. Morgan, they will be credited by J.P. Morgan on a FIFO basis to the custody accounts of the applicable funds. J.P. Morgan shall not process a securities transaction in a security having a short receive position in the Control Account to the extent the Trust does not have a sufficient quantity of that security in its ETF Series accounts with J.P. Morgan to settle the transaction. Custodian shall post Deposit Securities to the applicable ETF Series custody accounts on a contractual settlement basis pursuant to the terms of the Custody Agreement.

2.

Should a short receive position in a security remain in the Control Account for two (2) or more NSCC business days, the Trust may elect to instruct J.P. Morgan to exercise NSCC’s buy-in rules with respect to that short position. If an ETF Series needs to sell a short security in its account, the Trust may request that J.P. Morgan exercise a buy-in of the short security under applicable NSCC rules.

E.	Redemptions through the Clearing Process: Delivery Fails; Posting of Cash.

1.

The Trust recognizes that on the redemption of Creation Units of an ETF Series through the Clearing Process J.P. Morgan, on behalf of the applicable ETF Series, is obligated to deliver to NSCC on the settlement date the required type and amount of Redemption Securities to redeem the Creation Units of the applicable ETF Series. It shall be the responsibility of the Trust and each ETF Series to maintain in the custody account the required type and amount of Redemption Securities for the redemption of Creation Units of each ETF Series. Should the custody account of an ETF Series for any reason (for example, through the Trust’s participation in a securities lending program on behalf of the ETF Series) have a short position in respect of any of the securities creates comprising the basket of Redemption Securities (a “short delivery position”) with the result that, on settlement date, J.P. Morgan is unable to deliver a sufficient quantity of the Redemption Securities to NSCC, the Trust acknowledges that J.P. Morgan shall be obligated under NSCC’s rules to fund the short delivery position with cash pending delivery of the quantity of securities needed to cover the short delivery position. J.P. Morgan shall be entitled to charge to the account of the applicable ETF Series the amount of cash needed to cover the short delivery position. In the event that J.P. Morgan advances its own funds to cover an ETF Series short delivery position, J.P. Morgan, in its discretion, may charge the applicable EFT Series interest on the amount of the advance at the rate that J.P. Morgan charges for advances of a similar nature to similar customers of J.P. Morgan, unless J.P. Morgan and the Trust have mutually agreed in writing upon another rate.

2.

In the event that J.P. Morgan shall have advanced its own funds to cover a short delivery position at NSCC for an ETF Series, J.P. Morgan shall have, to the extent of the amount of the advance, a security interest in the securities that remain in the ETF Series custody account and J.P. Morgan shall have all the rights and remedies of a secured party under the New York Uniform Commercial Code. Nothing herein or in the Custody Agreement shall be construed to mandate that J.P. Morgan, acting as Index Receipt Agent for the Trust and each ETF Series, effect redemptions of Creation Units where J.P. Morgan, acting in good faith, believes that it may not be repaid an advance by the Trust or the ETF Series or otherwise not receive from the ETF Series delivery of the Redemption Securities that are the subject of a short delivery position.

F	Establish Procedures.

The Trust and J.P. Morgan, from time to time, may establish written procedures for the processing and settlement and related activities effected for ETF Shares of each ETF Series through the Clearing Process and Outside the Clearing Process.

SCHEDULE C

ORDER TAKING SERVICES

J.P. Morgan shall perform the below Order Taking services for the Trust in respect of each Fund and their respective ETF Series in its capacity as the Order Taker.

A.	Order Taking Process

1.

The Order Taker will receive creation or redemption orders from the Authorized Participants in accordance with the Prospectus of the Trust and any procedures established in the AP Handbook; In the event of any conflict between the Prospectus of the Trust and any procedures established in the AP Handbook, the Prospectus of the Trust shall prevail, provided, that the foregoing provisions in this paragraph A.1 shall not apply to any updates to a Prospectus of the Trust impacting J.P. Morgan’s obligations under this Agreement until J.P. Morgan has received written notice, including notice by email, identifying such change and J.P. Morgan has had a reasonable opportunity to implement any required changes to its procedures in accordance with the Prospectus.

2.

The Order Taker will receive orders via the web through the J.P. Morgan Markets platform (the “JPMM Platform”) or by phone. All phone orders must be promptly followed by a fax communication from the Authorized Participant for verification before the order is considered effective. When placing orders by phone or through the website, the Authorized Participant and all of its Authorized Persons will be required to provide the appropriate identifiers and/or security devices or procedures relating to use or access to J.P. Morgan’s network and/or the JPMM Platform (as those may be revised from time to time), which may include (but is not limited to), or involve the use of, digital certificate(s), unique identifiers including biometric identifiers, user name(s) and/or password(s) under separate cover which may be required to access or use the website or for trade processing (the “User Code(s)”). To the extent that any provision hereof is inconsistent with any provision of the JPMM Platform Electronic Access Agreement, as amended (the “Access Agreement”) or other terms and conditions of the JPMM Platform, the latter shall control.

3.

Upon execution of the Access Agreement by the Authorized Participant, the Order Taker will work with such Authorized Participant to complete any other necessary documentation and steps to allow its Authorized Persons to use J.P. Morgan’s order-taking portal.

4.

Notwithstanding anything to the contrary herein, the Trust and the Order Taker acknowledge that technological irregularities, periods of heavy market activity or other circumstances may prevent Authorized Participants from being able to timely or successfully use the Order Taker’s JPMM Platform or its other order-taking processes. The Order Taker will use commercially reasonable efforts to correct or replace any of the unavailable processes, and the Trust agrees to assist the Order Taker so as to allow the Order Taker to provide the order taking services with the least amount of interruption.

B.	Post-Order Process

The Order Taker will receive orders from Authorized Participants during each business day up until the relevant cutoff hours that have been provided to the Order Taker in writing by the Trust

(the “Cut-Off Time”). Any changes to the Cut-Off Time will have to be provided by the Trust to the Order Taker in writing, and will come into effect after the Order Taker has had a reasonable opportunity to adjust therefor. The Order Taker will notify the Trust of any orders received in a reasonably prompt manner. After the Cut-Off Time, the Order Taker will provide the Trust and or its designated agent with a consolidated report detailing all orders received during that business day. In the event the Order Taker receives an order that does not comply with the standards specified by the Trust or necessitates action by the Trust prior to its acceptance (as determined in the Order Taker’s reasonable discretion, in each instance), the Order Taker may consult with the persons authorized by the Trust in connection with the same. The Trust acknowledges that any delays with respect to the above-listed approvals by the Trust may impact the Order Taker’s ability to timely produce the deliverables it is responsible for herein.

The Trust or its designated agent shall be responsible for communicating back to the Order Taker an approval or rejection of all orders via the JPMM Platform or in accordance with the terms of the Order Taker’s service level documentation. The Order Taker will send preliminary and final confirmations to each Authorized Participant and will generate a consolidated report detailing all confirmations which is sent to interested parties as instructed by the Trust The Order Taker will maintain copies and provide to the Trust upon request such confirms, which will be retained for a period consistent with applicable law and J.P. Morgan’s record keeping policies, procedures and practices.

C.	Orders’ Compilation and Publication.

1.

The Distributor, on behalf of the Trust, shall enter into an Authorized Participant Agreement with each Authorized Participant, which shall be delivered to J.P. Morgan and which J.P. Morgan, in its capacity as the Order Taker and Transfer Agent, shall acknowledge.

2.

Each business day, the Order Taker will submit to the Index Receipt Agent a computer generated file containing the Balancing Amount and the Transaction Fee for each ETF Series (the “Create/Redeem File”). The Order Taker will also transmit the Create/Redeem File to the Custodian in accordance with the Prospectus to the Trust to set up instructions to deposit, withdraw and/or settle ETF Shares through DTC. The Create/Redeem File will also identify the relevant Authorized Participant to enable the generation of the ETF Share delivery instructions to such Authorized Participant.

3.

The Trust, on behalf of each ETF Series, understands and agrees to be bound by all the rules and procedures of NSCC and DTC, as though it were the member or participant of such clearing and settlement systems.

D.	Security Procedures.

1.

The Order Taker shall be entitled to assume that all instructions issued to it by the Authorized Participant’s users have been properly placed by Authorized Persons, unless the Authorized Participant has revoked the users’ Authorized Person status in writing and J.P. Morgan has had reasonable time to act on such notice of revocation.

2.

Concurrently with the execution of the Access Agreement and as requested from time to time by the Trust and/or Order Taker (but no less frequently than annually), the Authorized Participant shall deliver to the Order Taker, with copies to the Distributor and the Trust, a certificate setting forth the names and other details of all of its Authorized Persons. Such certificate may be accepted and relied upon by the Order Taker as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until delivery to the Order Taker and the Trust of a superseding certificate in a form approved by the Trust bearing a subsequent date.

3.

The Order Taker shall be under no obligation to verify that an Order is being placed by an Authorized Person provided the Order was made using appropriate identifiers and/or security devices or procedures relating to use or access to J.P. Morgan’s network and/or the JPMM Platform. The Order Taker shall not be responsible for any losses incurred as a result of an Authorized Person identifying himself or herself as a different Authorized Person or an unauthorized person identifying himself or herself as an Authorized Person, provided that the Order was made using appropriate identifiers and/or security devices or procedures relating to use or access to J.P. Morgan’s network and/or the JPMM Platform. It shall be the responsibility of each Authorized Participant to ensure that the Order Taker has a current list of all of its Authorized Persons. Upon the termination or revocation of authority of an Authorized Person by the Authorized Participant, the Authorized Participant shall give prompt written notice of such fact to the Order Taker and the Trust, with such notice being effective after J.P. Morgan has received and had reasonable time to act on such notice of revocation.

4.

Any User Codes provided by the Order Taker in accordance with the above shall be kept confidential by their recipients, and may only be used by or provided to Authorized Persons (unless required otherwise by Applicable Law). The User Codes may be revoked by the Authorized Participant at any time upon written notice to the Order Taker and the Trust and as provided in the Access Agreement, and the Authorized Participant shall be responsible for doing so in the event that it becomes aware that an unauthorized person has received access to, or used, the User Codes in an unauthorized manner. Upon receipt of such written request, the Order Taker shall promptly withdraw, destroy, disable or de-activate the relevant User Codes, as necessary in its discretion.

E.	Establishment of Procedures.

The Trust and the Order Taker may, from time to time, establish written procedures for the order taking and related activities effected for ETF Shares of each ETF Series.